CUMBERLAND PHARMACEUTICALS
REPORTS 9% REVENUE GROWTH IN 2020

NASHVILLE, TENNESSEE (Tuesday, March 9, 2021) - Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care, gastroenterology and rheumatology, today announced fourth quarter and full year 2020 financial results. Net Revenues for the fourth quarter were $10.3 million, up 10% over the prior year period. For the full year 2020, Net Revenues totaled $37.4 million, a 9% increase over 2019. The company also recorded an additional $3.2 million in revenue during the year associated with divested product rights for two brands it is no longer distributing.
As of December 31, 2020, the total assets of the Company were $96.5 million, including $24.8 million in cash and investments. Total Liabilities were $49.6 million, and Total Shareholder’s Equity was $47 million. Cumberland also had approximately $44 million in tax net operating loss carryforwards, resulting from the prior exercise of stock options.
2020 Highlights:
•Implemented national launch of a Next Generation Caldolor product featuring a ready-to-use formulation in a pre-mixed bag

•Commenced several national initiatives during 2020 to help hospitals access Cumberland's acute care brands during the COVID-19 pandemic

•Announced a series of publications featuring important new data associated with the Company’s Caldolor® (ibuprofen) Injection, for the treatment of pain and fever and Vibativ® (telavancin) Injection, for the treatment of hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections

•Introduced an FDA-approved RediTrex® line of injectable methotrexate products, featuring an innovative delivery system for patients with arthritis

"We are grateful that Cumberland was able to successfully manage through the pandemic during 2020, in spite of the significant market headwinds and other challenges we encountered," said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. "Our facilities remained open, our operations continued, and our organization remained intact." He continued, "I would like to acknowledge and thank my colleagues for their continued dedication during such trying times for many. Together, we remain focused on our mission of advancing patient care through the delivery of high-quality medicines."

Caldolor®
Early in 2020, Cumberland implemented a national launch of its Next Generation Caldolor product featuring a ready-to-use formulation, offering time and cost savings associated with its administration. Caldolor is a non-steroidal anti-inflammatory drug (NSAID) and may be used as the sole method of treatment for mild-moderate pain or as part of a multimodal treatment for severe pain. Cumberland's new formulation of Caldolor comes in a pre-mixed bag that is ready for use. It is the first FDA-approved pre-mixed bag of ibuprofen.
Caldolor was also the subject of several clinical studies published during the year. These studies demonstrated that patients given Caldolor experienced less postoperative pain and had decreased opioid use. Due to these studies, Caldolor was recommended for consideration in Enhanced Recovery After Surgery protocols for the management of postoperative pain - including that of traumatic origin.
Vibativ®
Cumberland launched several national initiatives during 2020 to help hospitals access the Company's acute care brands during the healthcare emergency. Cumberland's Vibativ product was used to help COVID-19 patients who developed secondary-bacterial infections in their lungs. Vibativ is a potent antibiotic, FDA approved to treat hospital and ventilator acquired pneumonia that can result from a variety of infectious agents. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant.
Additionally, there were a series of clinical study manuscripts published during the year regarding Vibativ. One study suggested that Vibativ is a promising and viable option for patients with bacteremia or endocarditis, including those with MRSA or another S. aureus pathogen. Two other studies confirmed the continued in vitro potency of Vibativ and detailed the positive outcomes that resulted.
RediTrex®
The Company implemented a soft launch of its newly FDA-approved RediTrex product line during the fourth quarter. Cumberland is now preparing for a full national launch during the second half of 2021, once product supplies are assured and market conditions return to normal. The Company believes that RediTrex will be a valuable addition to the portfolio and help further diversify and grow its business.
RediTrex is approved for patients with severe, active rheumatoid arthritis and polyarticular juvenile idiopathic arthritis who have difficulty tolerating or responding to orally delivered methotrexate. It is also approved for symptomatic control of severe, recalcitrant, disabling psoriasis in adults who are not adequately responsive to other forms of therapy.
Omeclamox®-Pak
Cumberland closely monitored its supply chain during the 2020 pandemic. This included monitoring the facilities that supply the raw materials along with those that manufacture the Company's products. Overall, the chain remained intact with batches of finished goods shipped to the warehouses that supply the country’s hospital and retail pharmacies. However, there was one exception, as the facility packaging Omeclamox-Pak encountered financial difficulties due to the pandemic and suspended operations. Subsequently, Cumberland learned that this facility is reorganizing, and the Company awaits the resumption of its operations.

Ifetroban Phase II Clinical Programs
Cumberland's development pipeline includes a series of product candidates in Phase II development. Enrollment in the Company's studies significantly slowed during the pandemic, due to trial suspensions and the decrease in eligible patient admissions to medical centers across the country. While enrollment of new patients was limited most of the year, the Company ensured that patients already entered into a trial continued to receive their study drug. Cumberland looks forward to an improvement in study enrollment as the pandemic subsides and centers begin to reopen.
The Company has Phase II clinical programs underway evaluating its ifetroban product candidates in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy, Systemic Sclerosis, and Aspirin-Exacerbated Respiratory Disease.
FINANCIAL RESULTS:
Net Revenue: For the three months ended December 31, 2020, net revenues were $10.3 million, up 10% from $9.3 million for the prior year period. The company also recorded an additional $900,000 in revenue during the fourth quarter associated with divested product rights.

Net revenue by product for the three months ended December 31, 2020, included $5.2 million for Kristalose®, $2.3 million for Vibativ®, $1.7 million for Caldolor®, and $0.9 million for the Company's newest brand, RediTrex®.

For the year ended December 31, 2020, net revenues were $37.4 million, an 8.9% increase compared to $34.4 million for the year ended December 31, 2019. Additionally, the company recorded a total of $3.2 million in revenue during 2020 associated with divested product rights.
Net revenue by product for the year ended December 31, 2020, included $15.6 million for Kristalose®, $10.9 million for Vibativ®, $5.3 million for Caldolor®, $1.9 million for Acetadote® (including the brand and Company’s Authorized Generic), $1.1 million for Vaprisol®, $0.9 million for RediTrex®, and $0.3 million for Omeclamox®- Pak.
Operating Expenses: Total operating expenses for the three months ended December 31, 2020 were $12.0 million, down from $12.7 million for the prior year period. Total operating expenses for the year ended December 31, 2020 were $43.8 million, similar to $43.7 million for 2019.
Adjusted Earnings: Adjusted Earnings for the three months ended December 31, 2020 were $0.2 million, or $0.01 per share, compared to a loss of $(1.9) million, or $(0.12) per share for the prior year period. Adjusted Earnings for the full year ended December 31, 2020 were a loss of $(0.1) million, or $(0.01) per share, a significant turnaround over the loss of $(3.4) million, or $(0.22) per share in 2019.
This performance measure represents net income attributable to common shareholders with adjustments for the impact of income taxes, depreciation, amortization, share based compensation expenses, and expenses that are non-core to the operating performance of the period. The definition and the reconciliation of Adjusted Earnings are provided in this release.
Cash Flow: Cash flow from operations for the year ended December 31, 2020 was $5.4 million, compared to $3.1 million for the prior year.
Balance Sheet: At December 31, 2020, Cumberland had $24.8 million in cash and cash equivalents. Total assets at December 31, 2020 were $96.5 million. Total Liabilities were $49.6 million, including $15.0 million outstanding on the Company's revolving line of credit and $8.2 million related to contingent liabilities related to the Vibativ acquisition, resulting in Total Shareholder's Equity of $47 million.

Conference Call and Webcast
A conference call and live Internet webcast will be held on Tuesday, March 9, 2021 at 4:30 p.m. Eastern Time to discuss the Company's fourth quarter and annual 2020 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 7005878. The live webcast and rebroadcast can be accessed via Cumberland's website at http://investor.cumberlandpharma.com/events-calendar.
About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the delivery of high quality prescription brands to improve patient care. The Company develops, acquires and commercializes brands for the hospital acute care, gastroenterology and rheumatology market segments. These medical specialties are categorized by moderately concentrated prescriber bases that the Company believes can be penetrated effectively by targeted sales forces. The Company’s portfolio of FDA-approved brands includes:
•Caldolor® (ibuprofen) Injection, for the treatment of pain and fever;
•Kristalose® (lactulose) for Oral Solution, a prescription laxative, for the treatment of chronic and acute constipation;
•Vibativ® (telavancin) Injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections;
•RediTrex® (methotrexate) Injection, for the treatment of active rheumatoid, juvenile idiopathic and severe psoriatic arthritis, as well as disabling psoriasis;
•Vaprisol® (conivaptan) Injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia;
•Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease; and
•Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning.
For more information on Cumberland’s approved products, including full prescribing information, please visit links to the individual product websites, which can be found on the Company’s website www.cumberlandpharma.com.
The Company has Phase II clinical programs underway evaluating its ifetroban product candidates in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy (DMD), Systemic Sclerosis (SSc), and Aspirin-Exacerbated Respiratory Disease (AERD).
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever.

Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com.
About Vibativ® (telavancin) for Injection
Vibativ is a patented, FDA approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration. Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information please visit www.vibativ.com.
About RediTrex® (methotrexate) Injection
RediTrex is a single-dose prefilled syringe containing prescription methotrexate. RediTrex is used to treat adults with severe, active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis, after treatment with other medicines including non-steroidal anti-inflammatory drugs (NSAIDS) have been used and did not work well. Methotrexate can control the symptoms of severe, resistant, disabling psoriasis in adults when other types of treatment have failed. For full prescribing and safety information, visit www.reditrex.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir, and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.
About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. For full prescribing and safety information, visit www.omeclamox.com.

About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Cumberland Emerging Technologies (CET)
Cumberland Emerging Technologies, Inc. (www.cet.fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN, and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET’s Life Sciences Center provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.
Forward-Looking Statements
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland's current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland's operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland's results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland's products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure, natural disasters, public health epidemics, and other events beyond our control as more fully discussed in the Company's most recent Form 10-K and subsequent 10-Qs as filed with the SEC. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Erin Gull	Jeff Bradford
Corporate Relations	the Bradford Dalton Group
(615) 255-0068	(615) 515-4880

SOURCE: Cumberland Pharmaceuticals Inc.

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2020 and 2019
(Unaudited)

	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$24,753,796	$28,212,635
Accounts receivable, net	12,377,713	7,859,006
Inventories, net	10,638,157	8,871,254
Prepaid and other current assets	2,199,926	2,757,456
Current assets associated with discontinued operations	—	2,462,724
Total current assets	49,969,592	50,163,075
Non-current inventory	11,656,742	15,554,992
Property and equipment, net	574,169	747,796
Intangible assets, net	28,118,316	30,920,324
Goodwill	882,000	882,000
Deferred tax assets, net	—	21,802
Operating lease right-of-use assets	2,028,148	2,960,569
Other assets	3,234,338	3,298,725
Total assets	$96,463,305	$104,549,283

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,396,286	$9,993,578
Operating lease current liabilities	1,016,779	920,431
Other current liabilities	11,254,381	11,084,869
Current liabilities associated with discontinued operations	—	2,151,357
Total current liabilities	25,667,446	24,150,235
Revolving line of credit	15,000,000	18,500,000
Operating lease non-current liabilities	1,059,693	2,076,472
Other long-term liabilities	7,862,772	8,737,323
Total liabilities	49,589,911	53,464,030
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock – no par value; 100,000,000 shares authorized; 14,988,429 and 15,263,555 shares issued and outstanding as of December 31, 2020 and 2019, respectively	49,121,523	49,914,478
Retained earnings (deficit)	(2,131,013)	1,208,395
Total shareholders’ equity	46,990,510	51,122,873
Noncontrolling interests	(117,116)	(37,620)
Total equity	46,873,394	51,085,253
Total liabilities and equity	$96,463,305	$104,549,283

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
Revenues:
Net revenues	$10,261,534	$9,305,553	$37,441,134	$34,388,295
Costs and expenses:
Cost of products sold	2,266,018	2,389,584	8,653,020	7,421,316
Selling and marketing	3,604,541	4,045,962	14,765,465	15,277,740
Research and development	1,399,433	2,079,782	5,773,825	6,868,480
General and administrative	3,587,977	3,135,197	10,196,299	9,974,384
Amortization	1,149,511	1,049,418	4,434,120	4,134,557
Total costs and expenses	12,007,480	12,699,943	43,822,729	43,676,477
Operating income (loss)	(1,745,946)	(3,394,390)	(6,381,595)	(9,288,182)
Interest income	4,792	47,449	75,345	243,364
Interest expense	(35,897)	(29,198)	(263,627)	(246,186)
Income (loss) before income taxes	(1,777,051)	(3,376,139)	(6,569,877)	(9,291,004)
Income tax expense (benefit)	(10,479)	6,812	(55,902)	79,316
Net income (loss) from continuing operations	(1,787,530)	(3,369,327)	(6,625,779)	(9,211,688)
Discontinued operations net of tax	872,064	2,396,983	3,206,875	5,665,177
Net income (loss)	(915,466)	(972,344)	(3,418,904)	(3,546,511)
Net loss at subsidiary attributable to noncontrolling interests	31,690	11,640	79,496	8,752
Net income (loss) attributable to common shareholders	$(883,776)	$(960,704)	$(3,339,408)	$(3,537,759)

Earnings (loss) per share attributable to common shareholders:
-Continuing operations-basic	$(0.12)	$(0.22)	$(0.43)	$(0.60)
-Discontinuing operations-basic	0.06	0.16	0.21	0.37
Basic	$(0.06)	$(0.06)	$(0.22)	$(0.23)

-Continuing operations-diluted	$(0.12)	$(0.22)	$(0.43)	$(0.60)
-Discontinuing operations-diluted	0.06	0.16	0.21	0.37
Diluted	$(0.06)	$(0.06)	$(0.22)	$(0.23)
Weighted-average common shares outstanding:
Basic	15,031,942	15,227,514	15,162,184	15,396,098
Diluted	15,031,942	15,227,514	15,162,184	15,396,098

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2020 and 2019
(Unaudited)

	2020	2019

Cash flows from operating activities:
Net income (loss)	$(3,418,904)	$(3,546,511)
Discontinued operations	3,206,875	5,665,177
Net income (loss) from continuing operations	(6,625,779)	(9,211,688)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization expense	4,748,565	4,404,175
Deferred tax expense	21,802	65,408
Share-based compensation	1,046,516	1,485,898
Decrease in non-cash contingent consideration	(1,160,202)	(804,167)
Write-off of deferred offering costs	440,091	—
Increase in cash surrender value of life insurance policies over premiums paid	(154,611)	—
Noncash interest expense	47,636	47,525
Noncash investment gains	—	(26,315)
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	(4,518,707)	(1,399,012)
Inventories	2,131,347	1,106,175
Other current assets and other assets	1,210,489	(615,199)
Accounts payable and other current liabilities	6,569,002	3,221,780
Other long-term liabilities	(1,859,330)	(729,820)
Net cash provided by (used in) operating activities from continuing operations	1,896,819	(2,455,240)
Discontinued operations	3,518,242	5,511,596
Net cash provided by operating activities	5,415,061	3,056,356
Cash flows from investing activities:
Additions to property and equipment	(140,817)	(246,202)
Cash paid for acquisitions	—	(5,000,000)
Proceeds from surrender of life insurance policies	460,888	—
Increase in cash surrender value of life insurance policies	(104,750)	—
Additions to intangible assets	(1,973,110)	(772,944)
Proceeds from sale of marketable securities	—	20,062,132
Purchases of marketable securities	—	(11,745,138)
Net cash (used in) provided by investing activities	(1,757,789)	2,297,848

	2020	2019

Cash flows from financing activities:
Borrowings on line of credit	59,000,000	76,000,000
Payments on line of credit	(62,500,000)	(77,500,000)
Sale of subsidiary shares to noncontrolling interest	—	1,000,000
Cash settlement of contingent consideration	(819,180)	(1,033,108)
Repurchase of subsidiary shares from noncontrolling interest	(800,000)	—
Cash payments of financing costs	(10,000)	(52,500)
Payments of deferred equity offering costs	(135,405)	—
Payments made in connection with repurchase of common shares	(1,851,526)	(3,494,921)
Net cash used in financing activities	(7,116,111)	(5,080,529)
Net increase (decrease) in cash and cash equivalents	(3,458,839)	273,675
Cash and cash equivalents, beginning of year	28,212,635	27,938,960
Cash and cash equivalents, end of year	$24,753,796	$28,212,635

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Attributable to Common Shareholders to Adjusted Earnings (Loss) and Adjusted Diluted Earnings Per Share
(Unaudited)

	Three months ended December 31,		Three months ended December 31,
	2020	2020	2019	2019
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(883,776)	$(0.06)	$(960,704)	$(0.06)
Less: Net loss at subsidiary attributable to noncontrolling interests	31,690	—	11,640	—
Net income (loss)	(915,466)	(0.06)	(972,344)	(0.06)
Discontinued operations	872,064	0.06	2,396,983	0.16
Net income (loss) from continuing operations	$(1,787,530)	(0.12)	(3,369,327)	(0.22)
Adjustments to net income (loss) from continuing operations
Income tax expense (benefit)	10,479	—	(6,812)	—
Depreciation and amortization	1,223,881	0.08	1,125,217	0.07
Share-based compensation (a)	241,178	0.02	378,081	0.02
Write-off of deferred offering costs expense (b)	440,091	0.03	—	—
Interest income	(4,792)	—	(47,449)	—
Interest expense	35,897	—	29,198	—
Adjusted Earnings (loss) from continuing operations and Adjusted Diluted Earnings (loss) from continuing operations Per Share	$159,204	$0.01	$(1,891,092)	$(0.12)
Diluted weighted-average common shares outstanding:		15,031,942		15,227,514

	Twelve months ended December 31,		Twelve months ended December 31,
	2020	2020	2019	2019
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(3,339,408)	$(0.22)	$(3,537,759)	$(0.23)
Less: Net loss at subsidiary attributable to noncontrolling interests	79,496	—	8,752	—
Net income (loss)	(3,418,904)	(0.22)	(3,546,511)	(0.23)
Discontinued operations	3,206,875	0.21	5,665,177	0.37
Net income (loss) from continuing operations	$(6,625,779)	$(0.43)	$(9,211,688)	(0.60)
Adjustments to net income (loss) from continuing operations
Income tax expense (benefit)	55,902	—	(79,316)	(0.01)
Depreciation and amortization	4,748,565	0.31	4,404,175	0.29
Share-based compensation (a)	1,046,516	0.07	1,485,898	0.10
Write-off of deferred offering costs expense (b)	440,091	0.03	—	—
Interest income	(75,345)	—	(243,364)	(0.02)
Interest expense	263,627	0.02	246,186	0.02
Adjusted Earnings (loss) from continuing operations and Adjusted Diluted Earnings (loss) from continuing operations Per Share	$(146,423)	$(0.01)	$(3,398,109)	$(0.22)
Diluted weighted-average common shares outstanding:		15,162,184		15,396,098

The Company provided the above adjusted supplemental financial performance measures, which are considered "non-GAAP" financial measures under applicable Securities and Exchange Commission rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with generally accepted accounting principles ("GAAP"). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland's management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company's operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company's operating results. Management believes that presenting these supplemental measures provides useful information about the Company's underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company's operating performance.

The Company defines these supplemental financial measures as follows:
•Adjusted Earnings: net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation expense and other income and interest expense.
    (a) Represents the share-based compensation of Cumberland.

(b) Represents the write-off of deferred offering costs associated with our previous S-3.

•Adjusted Diluted Earnings Per Share: Adjusted Earnings divided by diluted weighted-average common shares outstanding.